Exhibit 3.1.1

























                          CERTIFICATE OF INCORPORATION





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                            Commonwealth of Virginia

                          State Corporation Commission

                           Richmond, November 4, 1999

           This is to certify that the certificate of incorporation of

                           BioQuest International Inc.


was this day issued and admitted to record in this office and that the said corporation is authorized to transact its business subject to all Virginia laws applicable to the corporation and its business.

Effective date: November 4, 1999



                                                    State Corporation Commission
                                                    /s/Joel H. Peck
                                                    ----------------------------
                                                    Clerk of the Commission